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                                                                      EXHIBIT 11

                    FINANCING FOR SCIENCE INTERNATIONAL, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                 For the three and six months ended June 30, 1996
                     (in thousands, except per share amounts)

                                                          Three Months Ended          Six Months Ended
                                                             June 30, 1996              June 30, 1996
                                                          ------------------          ----------------
Net earnings                                                      $  870                    $   1,634
                                                                  ======                    =========
Weighted average number of shares outstanding                      5,433                        5,428
Weighted average shares issuable on exercise of                      351                          315
     dilutive stock options
Weighted average shares of treasury stock                            (38)                         (38)
                                                                  ------                    ---------
Weighted average number of common and common equivalent shares     5,746                        5,705
                                                                  ======                    =========

Net earnings per share                                            $  .15                    $     .29
                                                                  ======                    =========